Exhibit 5.2

August 9, 2006

Omnicom Capital Inc.
One East Weaver Street
Greenwich, Connecticut 06831

Re:	Omnicom Group Inc., Omnicom Capital Inc. and Omnicom Finance Inc. $467,496,000 Aggregate Principal Amount of Zero Coupon Zero Yield Convertible Notes

Ladies and Gentlemen:

        We have acted as special Connecticut counsel to Omnicom Capital Inc., a Connecticut corporation (“OCI”), (collectively with Omnicom Group Inc., a New York corporation (“OGI”) and Omnicom Finance Inc., a Delaware corporation (“OFI”), the “Issuers”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), with respect to the registration for resale under the Securities Act of 1933, as amended (the “Act”) of (i) $428,128,000 aggregate principal amount of the Issuers’ Zero Coupon Zero Yield Convertible Notes due 2038 (the “2038 Notes”), and $39,368,000 aggregate principal amount of Zero Coupon Zero Yield Convertible Notes due 2033 (the “2033 Notes” and together with the 2038 Notes, the “Notes”); and (ii) the shares of Common Stock of OGI, par value $0.15 per share of OGI, (together with the Notes, the “Securities”), issuable upon conversion of the Notes. The Notes were issued pursuant to an indenture, dated June 10, 2003, by and between OGI and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”) as amended by the First Supplemental Indenture, dated as of November 5, 2003 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of November 4, 2004 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of November 10, 2004 (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture, dated as of June 30, 2006 (the “Fourth Supplemental Indenture”) between the Issuers and the Trustee (as so amended, the “Indenture”).

        In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

        (1) OCI is a corporation existing and in good standing under the laws of the State of Connecticut as of the date hereof and as of the dates of the First Supplemental Indenture and the Fourth Supplemental Indenture; and

Omnicom Capital Inc.
August 9, 2006

        (2) the Notes have been authorized by all necessary corporate action of OCI and executed by OCI and OCI’s issuance and delivery of the Notes do not violate or result in a default under (i) any of the terms and provisions of OCI’s certificate of incorporation or bylaws or (ii) Connecticut law.

        In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the OCI, and we have not independently checked or verified the accuracy of the statements contained therein.

        We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to the laws of the State of Connecticut. We express no opinion with respect to the laws of any other jurisdiction, including federal laws, on the opinions expressed herein.

        Except for the opinions contained herein, and as specifically provided below, we have not participated in the preparation of any material in connection with the filing with the Commission of the Registration Statement with respect to the registration for resale of the Notes and Securities issuable upon conversion of Notes, and assume no responsibility for the contents of any such material. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement filed by the Issuers to register the resale of the Notes and Common Stock under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

        Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.

        The opinions rendered herein are given on the date hereof, and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect.

Very truly yours,

Gilbride, Tusa, Last & Spellane LLC

By:	/s/ Charles S. Tusa
Charles S. Tusa, Member